Exhibit 11




                   IMPERIAL INDUSTRIES, INC. AND SUBSIDIARIES

                  Statement Recomputation of Per Share Earnings


     Calculation of (loss) income per share for the years ended December 31, 2001, 2000 and 1999 are as follows:

                                           2001           2000           1999
                                           ----           ----           ----

(Loss) income before income taxes     $   (93,000)     $   920,000      $ 1,033,000

Income tax benefit (expense):
  Current                                 (12,000)         (19,000)         (26,000)
  Deferred - net                         (116,000)        (367,000)         213,000
                                      -----------      -----------      -----------
                                         (128,000)        (386,000)         187,000
                                      -----------      -----------      -----------


     Net (loss) income                $  (221,000)     $   534,000      $ 1,220,000
                                      -----------      -----------      -----------


Basic earnings per
 common share                         $      (.02)     $       .06      $       .15
                                      -----------      -----------      -----------

Diluted earnings per
 common share                         $      (.02)     $       .06      $       .15
                                      -----------      -----------      -----------